EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Shyft Group, Inc.

Novi, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-98083, 33-177088, 333-213581 and 333-183871) of The Shyft Group, Inc. of our reports dated March 16, 2021, relating to the consolidated financial statements and schedules, and the effectiveness of The Shyft Group, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

/s/ BDO USA, LLP

Grand Rapids, Michigan

March 25, 2021